Exhibit 10.1

July 28, 2014

Mr. Michael Halstead

18 Ranney Road

Long Valley, NJ 07853

Re: Offer letter

Dear Mr. Halstead:

ITI, Inc. (the “Company”), a wholly owned subsidiary of Intra-Cellular Therapies, Inc., is pleased to offer you the full-time position of Senior Vice President and General Counsel. The terms of the Company’s employment offer are as follows:

Your start date will be on or about July 29, 2014 and you will report to Sharon Mates, Ph.D., the Company’s CEO and Chairman. The Company may change your position, duties, and work location as it deems necessary.

As a salaried employee, your compensation will be $15,625.00 per semi-monthly pay period, less payroll deductions and other withholdings required by law. This semi-monthly compensation is equivalent to $375,000.00 over the course of one year.

In addition, subject to the approval of the Intra-Cellular Therapies, Inc. board of directors and pursuant to the terms of the Intra-Cellular Therapies, Inc. 2013 Equity Incentive Plan, you will be eligible to receive an option grant to acquire 100,000 shares of Inter-Cellular Therapies, Inc. common stock at an exercise price equal to the fair market value of the stock on the date of the grant. The option will vest in equal installments on the first three anniversaries of the option’s grant date. In the event your employment with the Company ends before your option is fully vested, the unvested part of the option will be forfeited. This option grant will be subject to the terms of the 2013 Equity Incentive Plan and is conditioned on your execution of a written Stock Option Agreement governing the terms of the grant.

You will be considered an introductory employee for the first 90 days of your employment and will be subject to Company policies concerning introductory employees.

You will also be eligible for standard Company benefits. Your participation in the Company’s benefit plans will be subject to the terms and conditions of each plan. The Company may discontinue or modify any of its benefit plans at any time, with or without notice. The Company has granted bonuses in the past based on performance. You will eligible to participate in any bonus plan offered by the Company for its senior executives.

As a Company employee, you will be subject to all Company policies and you will be expected to comply with Company rules and regulations. Your offer of employment is conditioned upon your signing a Proprietary Information, Inventions, and Non-Disclosure Agreement.

Confidential

3960 Broadway, 6th Floor, New York, New York 10032  Phone (212) 923-3344  Fax (212) 923-3388

The Company expects you to comply with existing obligations you may have, and therefore you will be required in your work for the Company not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment with the Company is “at-will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment at any time and for any reason. Accordingly, this offer letter may not be construed or interpreted as containing any guarantee of continued employment.

Please sign and date this letter, seal it in the enclosed envelope, and return it to me by July 28, 2014 to confirm that you have accepted employment under the terms described above.

We are happy to have you join our Company and we look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Lawrence J. Hineline
Vice President of Finance

ACCEPTED:

/s/ Michael Halstead
Signature

7/29/14
Date

Confidential

3960 Broadway, 6th Floor, New York, New York 10032  Phone (212) 923-3344  Fax (212) 923-3388